Exhibit 3.2

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

GSP-I, INC.

2. The articles have been amended as follows: (provide article numbers, if available)

ARTICLE I

SECTION I. Preferred Stock. The aggregate number of shares of Preferred Stock ("Preferred Stock") which the Corporation shall have authority to issue is 10,000,000 shares, consisting of 1,000,000 shares of Series A Convertible Preferred Stock, 5.001 par value per share ("Series A Preferred Stock"), and 9,000,000 shares of blank check preferred stock, 5.001 par value per share ("Blank Check Preferred Stock"), which may be issued in series, with such designations, preferences, stated values, rights, qualifications or limitations as determined solely by the Board of Directors of the Corporation. The Board of Directors is hereby vested with authority to fix such designations, preferences and relative participating, optional or other special rights or qualifications, limitations, or restrictions for each series, including, but not by way of limitation, the power to fix the redemption and liquidation preferences, the rate of dividends payable and the time for and the priority of payment thereof and to determine whether such dividends shall be cumulative or not and to provide for and fix the terms of conversion of such Preferred Stock or any series thereof into Common Stock of the Corporation and fix the voting power, if any, of shares of Preferred Stock or any series thereof.

See attached for continuation of amendment

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 100%

4. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)
5. Signature: (required)

X /s/ Peter Goldstein
Signature of Officer

If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After Revised: 7-1-08

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

GSP-1, INC.

a Nevada corporation

(Pursuant to NRS 78)

Pursuant to Nevada Revised Statutes (NRS) 78.390, GSP-1, Inc., a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), does hereby certify:

FIRST: That the board of directors has resolved, and the holders of all issued and outstanding shares of common stock of the Corporation have approved, the following amendments to the Corporation's Articles of Incorporation:

ARTICLE I

SECTION 1. Preferred Stock. The aggregate number of shares of Preferred Stock ("Preferred Stock") which the Corporation shall have authority to issue is 10,000,000 shares, consisting of 1,000,000 shares of Series A Convertible Preferred Stock, $.001 par value per share ("Series A Preferred Stock"), and 9,000,000 shares of blank check preferred stock, $.001 par value per share ("Blank Check Preferred Stock"), which may be issued in series, with such designations, preferences, stated values, rights, qualifications or limitations as determined solely by the Board of Directors of the Corporation. The Board of Directors is hereby vested with authority to fix such designations, preferences and relative participating, optional or other special rights or qualifications, limitations, or restrictions for each series, including, but not by way of limitation, the power to fix the redemption and liquidation preferences, the rate of dividends payable and the time for and the priority of payment thereof and to determine whether such dividends shall be cumulative or not and to provide for and fix the terms of conversion of such Preferred Stock or any series thereof into Common Stock of the Corporation and fix the voting power, if any, of shares of Preferred Stock or any series thereof.

SECTION 2. Series A Preferred Stock. The Series A Preferred Stock shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations:

1. Authorized Number. One million (1,000,000) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock". The number of shares of Series A Preferred Stock may be increased (to the extent of the Corporation's authorized and unissued Preferred Stock) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by further resolution duly adopted by the Board and the filing of a certificate of increase or decrease, as the case may be, with the Secretary of State of the State of Nevada.

2.            Voting Rights. Except as otherwise required by law, the Series A Preferred Stock shall have no voting rights.

3.            Liquidation Rights.

(a)          Upon the liquidation, dissolution or winding up of the Corporation, holders of the Series A Preferred Stock shall be entitled to share, on a pari passu basis with the other holders of Series A Preferred Stock, and entitled to receive, before any payment shall be made to the holders of Common Stock, an amount per share of the Series A Preferred Stock equal to the sum of (i) Original Issue Price (as defined below), and (ii) all accrued but unpaid dividends (the "Liquidation Preference") (as adjusted for stock dividends, stock splits, combinations and the like and as provided below in Section 6); provided, however, that in lieu of the Liquidation Preference, the holders of the Series A Preferred Stock may elect to convert their Series A Preferred Stock into Common Stock immediately prior to such liquidation or winding up at the then applicable conversion price and participate ratably with all other holders of Common Stock in the distribution of the assets of the Corporation upon such liquidation or winding up. The "Original Issue Price" shall mean $0.50 per share of Series A Preferred Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock.

(b)          After the payment of the full liquidation preference of the Series A Preferred Stock as set forth in Section 3(a) above, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of any preferred stock junior to the Series A Preferred Stock, if any, and then to the holders of Common Stock.

(c)           If upon liquidation, the Corporation's assets are insufficient to permit full payment of the Liquidation Preference to all holders of the Series A Preferred Stock, the holders of the Series A Preferred Stock will share ratably in the distribution of the Corporation's assets.

(d)          For purposes of the Section 3, "liquidation" event shall include, in any transaction or series of transactions, (a) a voluntary or involuntary liquidation, reorganization, dissolution or winding up of the Corporation, (b) a direct or indirect, sale of all, or substantially all, of the assets of the Corporation, or (c) a sale, merger, recapitalization, consolidation or any other transaction the result of which is that the holders of the Corporation's voting securities immediately prior to the consummation of such transaction hold less than a majority of the voting securities of the acquiring entity or surviving entity, or either of such entities' parent.

4.            Dividends Rights. Holders of the Series A Preferred shall be entitled to receive dividends at the rate of ten percent (10%) per annum of the Original Issue Price, provided, however, that dividends shall not be compounded and stop accruing as of the Conversion Date (as defined below). Such dividends shall be fully cumulative, whether or not declared by the Board, shall accumulate without interest commencing on the date that the last share of Series A Preferred Stock is issued (the "Series A Original Issue Date"). Such dividends shall be payable in cash or in stock, at the Company's option, upon conversion of the Series A Preferred Stock. All the dividend payments hereunder shall computed on the basis of a 360-day year for the actual number of days elapsed.

5.            Conversion Rights; Adjustments. The holders of Series A Preferred Stock shall have the following rights with respect to the conversion of Series A Preferred Stock into shares of Common Stock (the "Conversion Rights"):

(a)             Mandatory Conversion. All the outstanding Series A Preferred Stock at that time shall automatically be converted into shares of Common Stock upon the earlier of (i) one year from the date of initial issuance of any shares of the Series A Preferred Stock at a conversion rate equal to $0.50 per share of Common Stock or (ii) the effectiveness of a registration statement filed with the Securities and Exchange Commission covering the resale of Common Stock issued by the Company in its next PIPE transaction (the "PIPE"). In the event of a mandatory conversion pursuant to subsection (ii) of this paragraph, the conversation rate shall be equal to 50% of the price per share of Common Stock (or Common Stock equivalents) sold in the PIPE. Upon such automatic conversion, any accrued but unpaid dividends shall be paid in accordance with the provisions of Section 5 hereof. Upon such automatic conversion, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

(b)            Voluntary Conversion. Upon the initial closing of the PIPE, the holders of the Series A Preferred Stock may convert the Preferred Stock into securities of like kind sold in the PIPE at a conversion rate of 50% of the price per share of Common Stock (or Common Stock equivalents) sold in the PIPE.

(c)            Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(d)            Notices. Any notice required by the provisions of this Section 6 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

(e)        Mechanics of Conversion. Each holder of Series A Preferred Stock who converts the same into shares of Common Stock pursuant to this Section 6 shall surrender the original certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for Series A Preferred Stock, and shall give written notice to the

Corporation at such office that such holder elects to convert the same. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash any accrued but unpaid dividends on the shares of Series A Preferred Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date (the "Conversion Date").

(g)          Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after Series A Original Issue Date effect a subdivision of the outstanding Common Stock without a corresponding subdivision of Series A Preferred Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Series A Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of Series A Preferred Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 6 (g) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(h)           Adjustment for Common Stock Dividends and Distributions. If the Corporation at any time or from time to time after the Series A Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 6(h) to reflect the actual payment of such dividend or distribution.

(i)             Adjustments for Other Dividends and Distributions. If the Corporation at any time or from time to time after the Series A Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 6 with respect to the rights of the holders of Series A Preferred Stock or with respect to such other securities by their terms.

(j)            Adjustment for Reclassification. Exchange and Substitution. If at any time or from time to time after the Series A Original Issue Date, Common Stock issuable upon the conversion of Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise, in any such event each holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(k)            Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time after the Series A Original Issue Date, there is a capital reorganization of Common Stock, as a part of such capital reorganization, provision shall be made so that the holders of Series A Preferred Stock shall thereafter be entitled to receive upon conversion of Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of Series A Preferred Stock after the capital reorganization to the end that the provisions of this Section 6 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(l)            Adjustments for Issuance of Additional Shares of Common Stock.

(i) In the event the Corporation, shall, at any time for a period of 24 months after the Original Issue Date, issue or sell any additional shares of Common Stock (other than upon the conversion of the Series A Preferred A Stock) ("Additional Shares of Common Stock"), at a price per share less than the Conversion Price then in effect or without consideration, then the Conversion Price upon each such issuance shall be adjusted to that price (rounded to the nearest cent) determined by multiplying the Conversion Price then in effect by a fraction:

(A) the numerator of which shall be equal to the sum of (1) the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares of Common Stock plus (2) the number of shares of Common Stock (rounded to the nearest whole share) which the aggregate consideration for the total number of such Additional Shares of Common Stock so issued would purchase at a price per share equal to the Conversion Price then in effect, and

(B) the denominator of which shall be equal to the number of shares of Common Stock outstanding immediately after the issuance of such Additional Shares of Common Stock.

(ii) The provisions of paragraph (i) of Section 6(1) shall not apply to any issuance of Additional Shares of Common Stock for which an adjustment is provided elsewhere in this Section 6. No adjustment of the number of Shares for which the Series A Preferred Stock shall be convertible shall be made upon the issuance of any Additional Shares of Common Stock which are issued pursuant to the exercise of any Common Stock Equivalents, if any such adjustment shall previously have been made upon the issuance of such Common Stock Equivalents pursuant to the other provisions of this Section 6.

(iii) Issuance of Common Stock Equivalents. The provisions of this Section 6(1) shall apply if (A) the Corporation, at any time after the Original Issue Date, shall issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock ("Convertible Securities"), or (B) any rights or warrants or options to purchase any such Common Stock or Convertible Securities (collectively, the "Common Stock Equivalents") shall be issued or sold. If the price per share for which Additional Shares of Common Stock may be issuable pursuant to any such Common Stock Equivalent shall be less than the applicable Conversion Price then in effect, or if, after any such issuance of Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended shall be less than the applicable Conversion Price in effect at the time of such amendment or adjustment, then the applicable Conversion Price upon each such issuance or amendment shall be adjusted as provided in the first sentence of subsection (1)(i) of this Section 6. No adjustment shall be made to the Conversion Price upon the issuance of Common Stock pursuant to the exercise, conversion or exchange of any Convertible Securities or Common Stock Equivalent where an adjustment to the Conversion Price was made as a result of the issuance or purchase of any Convertible Securities or Common Stock Equivalent.

(iii) Certain Issues Excepted. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment to the Conversion Price under this Section 6 in connection with securities of the Corporation issued: (i) in connection with a merger, acquisition or consolidation, (ii) in connection with bona fide joint venture, strategic license or similar business partnering arrangements (provided that the transaction or arrangement is not primarily for the purpose of raising capital from Person whose primary business is investing in securities), (iii) upon exercise of any Warrants issued together with the Series A Preferred Stock; (iv) upon exercise of any warrants issued to the placement agents and its designees for the transactions contemplated hereby; (v) to officers, directors or employees of, or consultants, advisors or agents to, the Corporation or any of its subsidiaries and affiliates pursuant to stock agreements, purchase plans, employee incentive programs, stock options or warrants approved by the Board; (vi) to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board; (vii) to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board; (viii) to any transaction determined by the Board to be strategic, up to an aggregate of twenty percent (20%) of the then outstanding shares of Common Stock on a fully diluted basis; provided, however, that such issuance is approved by the Board and such issuance is not for the principal purpose of raising equity capita; and (ix) in connection with any share split, share dividend, recapitalization or similar transaction by the Corporation for which adjustment is made pursuant to this Section 6. No adjustment in the Exercise Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Series A Convertible Preferred A Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(m)           Certificate of Adiustment. In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of Series A Preferred Stock, if Series A Preferred Stock is then convertible pursuant to this Section 6, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred Stock at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Corporation for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (2) the Conversion Price at the time in effect, (3) the number of additional shares of Common Stock and (4) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred Stock.

7.              Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to Section 6. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

8.            Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any acquisition or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series A Preferred Stock at least ten (10) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such acquisition, reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such acquisition, reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up. The failure to give such notice as provided for herein shall not invalidate the action taken.

9.             Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Closing Price on the Trading Day prior to the date of conversion or round up such fractional share to a whole number.

10.            No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever or which have been converted into or exchanged for shares of stock of any other class or classes shall be reissued. All such shares of Series A Preferred Stock shall be cancelled, retired and eliminated from the shares of Series A Preferred Stock, as applicable, shall have the status of authorized and unissued shares of Preferred Stock issuable and may be redesignated and reissued in any series other than as Series A Preferred Stock.

11.            No Preemptive Rights. No holder of the Series A Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class.

SECOND: The number of shares of the Corporation outstanding and entitled to vote at the time of the adoption of the above amendments was 1,000,000 shares of the Corporation's Common Stock.

THIRD: The number of such shares of Common Stock voting for such amendments was 1,000,000. No such shares voted against such amendments.

Dated this 17th day December 2010.
By:  /s/ Peter Goldstein
Peter Goldstein
President